Exhibit 10.14C

ALIGN TECHNOLOGY, INC.

2005 INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

(Chief Executive Officer)

Unless otherwise defined herein, the terms defined in the 2005 Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Grant of Restricted Stock Units (the “Notice of Grant”).

Participant:

Address:

You have been granted the right to receive Restricted Stock Units (referred to in Section 9 of the Plan as “Performance Units”), subject to the terms and conditions of the Plan, this Notice of Grant and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Total Number of Restricted Stock

Units

Vesting Schedule:

(a)   Twenty-five percent (25%) of the Restricted Stock Units will vest and be issued to Participant on the one-year anniversary of the Vesting Commencement Date and as to 1/12th of the remaining Restricted Stock Units after each three-month period thereafter on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month), subject to Participant continuing to be a Service Provider through such dates (the “Performance Period”).  Subject to the paragraph (c) below, in the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the right to acquire the Shares to be issued pursuant to the Restricted Stock Unit, the Restricted Stock Unit and Participant’s right to acquire any Shares hereunder will immediately terminate.

(b)   General Release.  Any other provision of this Notice of Grant, the Plan or the Agreement notwithstanding, Subsections (c) below shall not apply unless the Participant (i) has executed a general release in a form prescribed by the Company of all known and unknown claims that he may then have against the Company or persons affiliated with the Company, and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

(c)   Upon a Change of Control. Notwithstanding paragraph (a) above, in the event of the occurrence of a Change of Control (as defined in the Employment Agreement) while Participant is employed by the Company, then Participant shall immediately vest in all outstanding Restricted Stock Units awarded pursuant to this Notice of Grant.

By accepting this agreement online, you and the Company agree that this award is granted under and governed by the governed by the terms and conditions of the Plan and the Agreement, each of which are made a part of this document.  You further agree to accept, acknowledge and execute this Agreement online as a condition to receiving any Restricted Stock Units under this Award.

Nothing in this Notice or in the attached Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.